Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

June 27, 2017 and the Prospectus dated August 31, 2015

Registration No. 333-206678

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	June 27, 2017

Settlement Date:	June 30, 2017 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-206678)

Terms applicable to Floating Rate Senior Notes due 2022

Aggregate Principal Amount:	$500,000,000

Maturity Date:	June 30, 2022

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from June 30, 2017

Interest Rate Basis:	Three-month LIBOR

Spread to LIBOR:	+131 bps

Interest Payment Dates:	March 30, June 30, September 30 and December 30, commencing on September 30, 2017

Interest Rate Determination:	Three-month LIBOR, determined as of two London business days prior to the settlement date or the relevant interest reset date, as applicable, plus 1.310% per annum

Interest Reset Dates:	Quarterly on March 30, June 30, September 30 and December 30, commencing on September 30, 2017

Day Count Convention:	Actual / 360

Redemption:	The notes shall not be redeemable prior to their maturity

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	Wells Fargo Bank, N.A.

CUSIP / ISIN:	37045XBX3/ US37045XBX30

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. Lloyds Securities Inc. SMBC Nikko Securities America, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Itau BBA USA Securities, Inc. MUFG Securities Americas Inc. Great Pacific Securities Siebert Cisneros Shank & Co., L.L.C.

Terms applicable to 3.150% Senior Notes due 2022

Aggregate Principal Amount:	$1,250,000,000

Final Maturity Date:	June 30, 2022

Public Offering Price:	99.830%, plus accrued and unpaid interest, if any, from June 30, 2017

Benchmark Treasury:	1.750% due May 31, 2022

Benchmark Treasury Yield:	1.817%

Spread to Benchmark Treasury:	T+137 bps

Coupon:	3.150%

Yield to Maturity:	3.187%

Interest Payment Dates:	June 30 and December 30, commencing on December 30, 2017

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+25 bps prior to May 30, 2022 (the date that is one month prior to the final maturity date)

Par call on or after May 30, 2022 (the date that is one month prior to the final maturity date)

CUSIP / ISIN:	37045XBY1 / US37045XBY13

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. Lloyds Securities Inc. SMBC Nikko Securities America, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Itau BBA USA Securities, Inc. MUFG Securities Americas Inc. Great Pacific Securities Siebert Cisneros Shank & Co., L.L.C.

Terms applicable to 4.350% Senior Notes due 2027

Aggregate Principal Amount:	$500,000,000

Final Maturity Date:	January 17, 2027

Public Offering Price:	101.509%, plus accrued and unpaid interest deemed to have accrued from January 17, 2017 to the settlement date of $9,847,916.67

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Yield:	2.203%

Spread to Benchmark Treasury:	T+195 bps

Coupon:	4.350%

Yield to Maturity:	4.153%

Interest Payment Dates:	January 17 and July 17, commencing on July 17, 2017

Day Count Convention:	30 / 360

Optional Redemption:

Make-whole call at T+30 bps prior to October 17, 2026 (the date that is three months prior to the final maturity date)

Par call on or after October 17, 2026 (the date that is three months prior to the final maturity date)

CUSIP / ISIN:	37045X BT2 / US37045XBT28

Joint Book-Running Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. Lloyds Securities Inc. SMBC Nikko Securities America, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC Itau BBA USA Securities, Inc. MUFG Securities Americas Inc. Great Pacific Securities Siebert Cisneros Shank & Co., L.L.C.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (888) 603-5847, email: barclaysprospectus@broadridge.com; BNP Paribas Securities Corp., Attention: Syndicate Desk, 787 Seventh Avenue, New York, NY 10019, telephone: (800) 854-5674, email: nyk_elo@us.bnpparibas.com; Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY 10013, Attention: General Counsel, telephone: (800) 831-9146, facsimile number: (646) 291-1469; Credit Agricole Securities (USA) Inc., 1301 Avenue of the Americas, 17th Floor, New York, New York 10019, Attention: Fixed Income Syndicate, telephone: (866) 807-6030; Lloyds Securities Inc., Attention: Ken Cawley, 1095 Avenue of the Americas, 35th Floor, New York, NY 10036, telephone: (212) 827 3117, email: NALSIFinanceandOperations@lbusa.com; and SMBC Nikko Securities America, Inc., toll-free: (888) 868-6856.